Exhibit 23.2

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of Kimbell Royalty Partners LP’s Registration Statement on this Form S-3 (the “Registration Statement”) of our report dated April 29, 2022, relating to consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to consolidated financial statements, of Hatch Resources LLC, that appear in, and/or are incorporated by reference in, the Current Report on Form 8-K of Kimbell Royalty Partners, LP.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Weaver and Tidwell, L.L.P.

Austin, Texas

May 31, 2023